FOR IMMEDIATE RELEASE

Contact:  Jack L. Brozman, President & Chief Executive Officer
                             Paul Gardner, Chief Financial Officer
                             Concorde Career Colleges, Inc.
                             5800 Foxridge Drive, Suite 500
                             Mission, Kansas 66202
                             (913) 831-9977

Concorde Closes Repurchase Transaction of 600,000 Shares of Common Stock

Mission, Kansas, October 21, 2005...Concorde Career Colleges, Inc. (NASDAQ: CCDC) (the “Company” or “Concorde”), a provider of career training in allied health programs, announced today the closing of the previously announced repurchase of 600,000 shares of its common stock from the Robert F. Brozman Trust in a private transaction. The total aggregate purchase price was $9,066,000 or $15.11 per share. The price was determined using 95% of the average closing price of Company’s stock on the NASDAQ market over a 30 day period. The 30 day period began August 19, 2005 and ended September 30, 2005. The repurchase reduces the Company's outstanding shares approximately 10% from 6,055,333 before the transaction to 5,455,333 after the close of the transaction. Concorde purchased the shares with existing cash. Concorde reported cash and temporary investments of $19,843,000 on its June 30, 2005 quarterly filing with the Securities and Exchange Commission. The Company expects the purchase of shares to be accretive to the Company's future earnings per share.

The transaction was negotiated and approved by a special committee of Concorde’s board of directors consisting of all of its outside directors. The special committee retained a financial advisor, Legg Mason Wood Walker Incorporated (“Legg Mason”) to assist in the evaluation and negotiation of the transaction. Legg Mason, the independent financial advisor to the special committee, evaluated the fairness of the agreement from a financial point of view. The Company received all required regulatory approvals for the transaction.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the 'safe-harbor' provisions of that act. Forward-looking statements regarding economic conditions, efforts of employees, year to year improvements, and effects of corporate initiatives, future profitability, projections, future revenue opportunities, and their impact on 2005 are forward looking statements and not historical facts. These statements are estimates or projections involving numerous risks or uncertainties, including but not limited to, consumer demand, acceptance of services offered by the Company, the Company's ability to maintain current expense and revenue levels, actions by competitors, impairment of federal funding, legislative action, student default rates, changes in federal or state authorization or accreditation changes, changes in market needs and technology, political or regulatory matters, litigation, general economic conditions, changes in management strategy and the Company's ability to leverage its curriculum and management infrastructure to build its student base. Actual results or events could differ materially from those discussed in the forward-looking statements. See the Company's reports on Forms 14A, 10-K and 10-Q filed with the Securities and Exchange Commission for further information. The Company disclaims any obligation to publicly update, revise or correct any forward looking statements, whether as a result of new information, future events or otherwise. To find out more about Concorde Career Colleges, Inc. (NASDAQ: CCDC), visit our website at www.concordecareercolleges.com.

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